April 2, 2014

Securities and Exchange Commission
100 F Street NE
Washington, DC  20549

RE:  Blackcraft Cult, Inc. (fka Merculite Distributing Inc.)

We have read the statements that we understand Blackcraft Cult, Inc. (fka Merculite Distributing Inc.) will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.

Very truly yours,

/s/ De Joya Griffith, LLC
Certified Public Accountants

Corporate Headquarters:
De Joya Griffith, LLC
2580 Anthem Village Drive, Henderson, NV 89052 Phone:  (702) 563-1600 Fax: (702) 920-8049